Exhibit 99.1

Contact: Igor Khislavsky
Senior Director, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES MANAGEMENT CHANGES

Boston, Massachusetts – September 17, 2018: American Tower Corporation (NYSE: AMT) today announced changes to its senior management team. William H. Hess intends to step down from his position as Executive Vice President, International Operations and President, Latin America and EMEA, effective October 1, 2018. Olivier Puech, who has been with American Tower for approximately 5 years, will succeed Mr. Hess in the role of Executive Vice President and President, Latin America and EMEA, effective October 1, 2018. To assist in the transition of responsibilities, Mr. Hess will assume the new role of Executive Vice President and Chairman of Latin America and EMEA, reporting to Jim Taiclet.

Mr. Hess first joined American Tower in 2001 as Chief Financial Officer of American Tower International and has since held a number of roles with the Company, including General Counsel and EVP, International Operations. Under his leadership, American Tower expanded its Latin American and EMEA footprint to more than 52,000 towers across fourteen markets while generating strong organic growth and returns.

Mr. Puech joined American Tower in 2013 as Senior Vice President and CEO of American Tower’s Latin America region. Prior to American Tower, Mr. Puech spent 25 years as a senior executive in the telecom and internet sectors in international organizations, including serving as SVP Americas at Nokia and VP Sales and Marketing for Southern Europe, Eastern Europe and Latin America at Gemalto.

Jim Taiclet, Chairman, President and CEO of American Tower Corporation, commented “I’d like to thank Hal for his tremendous contributions to American Tower over the last two decades. He has played a pivotal role in the strategic expansion of our business throughout Latin America and EMEA while positioning the Company to continue its strong history of growth in these regions in the future. I’m also pleased to add Olivier Puech to our executive team and expect his deep experience in the telecom sector and more recent history of strategic leadership with American Tower to position him well to lead our Latin America and EMEA businesses.”

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 170,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

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